 GLOBALSTAR ANNOUNCES 2022 FINANCIAL RESULTS

Covington, LA, March 1, 2023 -- Globalstar, Inc. (NYSE American: GSAT) today announced its operating and financial results for the fourth quarter and year ended December 31, 2022.

"The events of 2022 altered the trajectory of Globalstar's future in a profound way for our shareholders, lenders, customers, partners, employees and anyone else with a vested interest in Globalstar," commented Dave Kagan, Chief Executive Officer of Globalstar. Kagan continued, "The business experienced a true transformation over the last 12 months including the information filed in the September Form 8-K filing and the capital structure changes announced in yesterday's 8-K filing, and our future is anchored in the value generated from these events. With an improved capital structure and accelerating cash flow, Globalstar has never been as well-positioned as it is today to capitalize on the opportunities at hand. In addition to meaningful operational highlights, we continue to report strong financial results, including 2022 annual revenue growth of 19%. We expect continued revenue growth and rapidly expanding Adjusted EBITDA, which position the Company to execute as a telecom infrastructure provider across our four value drivers, including wholesale, legacy, IoT and terrestrial spectrum efforts. We are also pleased to announce that Globalstar has completed the preliminary design review with MDA and Rocket Lab under the satellite procurement agreement and look forward to continuing to work through the procurement process and providing milestone updates as we approach launch in 2025."

Jay Monroe, Globalstar Executive Chairman, added, "Yesterday we announced that Spain has authorized Globalstar to provide complementary terrestrial services over its mobile satellite spectrum via Band 53. This latest terrestrial authorization, our first in Europe, is an important step in the convergence of satellite and mobile terrestrial services globally."

FOURTH QUARTER FINANCIAL REVIEW

Total Revenue

Total revenue for the fourth quarter of 2022 increased 20% from the fourth quarter of 2021 due to increases in both service revenue and revenue generated from subscriber equipment sales.

Service Revenue

Service revenue increased 22% in the fourth quarter of 2022 compared to the fourth quarter of 2021 due to revenue generated under our wholesale capacity services contract.

Wholesale capacity service revenue increased $7.3 million quarter over quarter due to revenue earned for performance obligations under the previously disclosed Service Agreements, including work associated with the construction of new satellites, as well as Phase 1 service which commenced in November 2022.

Commercial IoT service revenue increased by 14% quarter over quarter due in part to growth in our average subscriber base and higher ARPU. We continue to see steady growth in net subscriber additions, including a more than 50% increase in gross activations during the fourth quarter of 2022. This increase is particularly meaningful and a clear indicator of demand in light of the supply chain disruptions we experienced during 2022 that led to significant delays in order fulfillment.

Service revenue associated with legacy services, including SPOT and Duplex, was down 7% quarter over quarter due to lower SPOT ARPU and fewer Duplex subscribers. SPOT ARPU is lower due to strengthening of the U.S. dollar, which reduces the amount of revenue that we record in dollars after bills are generated in a foreign currency, such as the euro. The decrease in SPOT ARPU was also driven by the mix of subscriber rate plans, including the continued popularity of flex plans, which generally carry lower rates than traditional prepaid unlimited plans. Consistent with our expectations, average Duplex subscribers are lower quarter over quarter resulting from continued reduction in the base as we focus on other service offerings, such as Wholesale capacity and Commercial IoT.

Subscriber Equipment Sales

Revenue generated from subscriber equipment sales increased 8% in the fourth quarter of 2022 compared to the fourth quarter of 2021. Despite component part shortages disrupting our ability to manufacture our most popular SPOT and Commercial IoT devices, we were able to fill many of our open sales orders during the fourth quarter. We expect to fulfill our remaining back orders in the coming weeks.

Commercial IoT equipment revenue increased over 100% during the fourth quarter of 2022, as we started to deliver product to customers in meaningful quantifies for the first time in several months. The 95% increase in sales volume quarter over quarter reflects not only an accumulation of orders, but also an increase in demand across our reseller network. With production issues substantially behind us and subscriber growth continuing, we are more optimistic than ever about our future opportunities for this critical strategic pillar.

SPOT equipment revenue decreased $1.5 million during the fourth quarter of 2022 resulting primarily from a lack of inventory to fulfill sales orders. Unlike Commercial IoT, we were unable to fully return to normal production levels during the fourth quarter of 2022, but expect to fill the remaining open sales orders during the first quarter of 2023.

Loss from Operations

Loss from operations decreased 40% to $9.3 million in the fourth quarter of 2022. This change was driven by higher revenue of $6.8 million (discussed above) offset partially by higher operating expenses of $0.6 million. Higher operating expenses reflect increases in marketing, general and administrative (MG&A) and cost of services offset by lower depreciation, amortization and accretion expense.

MG&A costs were higher during the fourth quarter of 2022 due primarily to non-cash stock-based compensation designed to retain key employees.

Cost of services was higher due primarily to higher lease and related occupancy costs associated with new gateway sites as well as licensing and professional fees, which have been elevated to support the launch of a new ERP system and other information technology security and maintenance.

Net Loss

Net loss was $5.3 million for the fourth quarter of 2022 compared to $24.0 million for the fourth quarter of 2021. In addition to the drivers of the decrease in loss from operations, the improvement in net loss was also due to fluctuations in foreign currency exchange rates and lower interest expense.

Adjusted EBITDA

Adjusted EBITDA increased 48% to $18.3 million for the fourth quarter of 2022 from $12.4 million for the same period in 2021. Higher revenue of $6.5 million was offset partially by a $0.6 million increase in operating expenses (both excluding adjustments for non-cash or non-recurring items).

ANNUAL FINANCIAL REVIEW

Total Revenue

During the twelve months ended December 31, 2022, total revenue increased $24.2 million, or 19%, to $148.5 million from $124.3 million in 2021. The increase in total revenue was driven by higher service revenue of $25.6 million offset partially by a decrease in revenue generated from subscriber equipment sales of $1.4 million.

Service Revenue

The improvement in service revenue during 2022 was due almost entirely to higher wholesale capacity services, which increased $26.0 million year over year due to deliverables performed under the Service Agreements. Higher Commercial IoT service revenue of $1.6 million, or 9%, was due to increases in average subscribers and ARPU. Offsetting these increases were decreases in both Duplex and SPOT. The continued decrease in Duplex service revenue is expected as we focus our efforts on other service offerings. The decrease in SPOT service revenue was due to lower ARPU, driven by both rate plan mix (discussed above) as well as unfavorable fluctuations in exchange rates; higher average subscribers partially offset the ARPU variance.

Subscriber Equipment Sales

As previously discussed, disruptions in supply chain from component part shortages negatively impacted our ability to fulfill equipment orders during most of 2022. During the fourth quarter of 2022, we were able to fulfill many of our Commercial IoT back orders and, to a lesser extent, certain of our SPOT back orders. Despite these supply chain disruptions, Commercial IoT equipment revenue increased 41% year over year due to higher demand of core IoT devices and modules.

Loss from Operations

Loss from operations was $221.0 million during 2022 compared to $65.5 million during 2021 due predominantly to a non-cash charge of $174.5 million following the abandonment of our second-generation Duplex assets during the third quarter of 2022. Upon the announcement in September 2022, our strategy associated with these assets permanently shifted and we determined that we would no longer support second-generation Duplex services because the revenue generated from this type of subscribers did not justify the capacity required to support these services. Our first-generation Duplex services, including to handsets, will continue to be offered within the retained capacity for our direct services.

Excluding the non-cash impairments, loss from operations would have improved year over year due to an increase in revenue (discussed above) offset partially by an increase in operating expenses driven primarily by higher cost of services and MG&A.

For both cost of services and MG&A, the nature of the increases year over year are generally consistent with the quarterly increases discussed above. For cost of services, we continue to make strategic investments to support our ground infrastructure and to enable us to successfully provide services to our Partner under the Service Agreements, including making enhancements in our information technology security and software. Additionally, as our global footprint expands, headcount grows in these new regions, which increases personnel costs.

Net Loss

Net loss was $256.9 million for 2022 compared to $112.6 million for 2021 due primarily to non-cash charges as previously discussed. Offsetting this impact was lower interest expense driven by improvements in our capital structure over the last twelve months, including the full payoff of our 2009 Facility Agreement in November 2021 and the partial exchange of our 2019 Facility Agreement into preferred equity in November 2022.

Adjusted EBITDA

Adjusted EBITDA increased $18.7 million, or 48%, to $57.4 million in 2022 due primarily to a $23.9 million increase in total revenue (for reasons previously discussed) offset partially by a $5.2 million increase in operating expenses (both excluding adjustments for non-cash or non-recurring items).

Liquidity

Cash and cash equivalents were $32.1 million as of December 31, 2022 compared to $14.3 million as of December 31, 2021. During 2022, net cash flows generated from operations of $63.8 million were used to fund capital expenditures of $40.0 million and financing activities of $6.0 million.

Operating cash flows include primarily cash receipts from wholesale capacity services provided to our Partner under the Service Agreements as well as satellite voice and data services provided, and equipment sold, to our subscribers. We use cash in operating activities primarily for personnel, network maintenance, inventory purchases and other general corporate expenditures. Investing outflows during 2022 relate primarily to network upgrades associated with the Service Agreements, including the procurement and deployment of new antennas for our gateways, the preparation and launch of our on-ground spare satellite in June 2022, and milestone work under the satellite procurement agreement with MDA. The financing activities during the year included primarily an excess cash flow payment to our senior lenders in August 2022.

Over the next twelve months, our sources of cash are expected to include primarily operating cash flows generated from the business as well as service prepayments from our Partner under the amended Service Agreements that will be used to fund capital expenditures associated with the new satellites. We also expect a source of liquidity to include funds from a debt or equity financing that has not yet been arranged; these proceeds will be used primarily to refinance the remaining principal amount of the 2019 Facility Agreement. This refinancing is expected to close later this month.

The total carrying amount of our debt and vendor financing outstanding was $191.9 million at December 31, 2022, compared to $237.9 at December 31, 2021. This decrease is due primarily to the exchange of $149.4 million principal amount of our 2019 Facility Agreement, offset partially by amounts due to MDA under the satellite procurement agreement.

CONFERENCE CALL INFORMATION

As previously announced, the Company will host a conference call to discuss its results at 9:00 a.m. Eastern Time (ET) on Tuesday, March 7, 2023. Details are as follows:

Earnings Call:
The earnings call will be available via webcast from the following link.

Webcast Link: https://edge.media-server.com/mmc/p/7weqo4rq

To participate in the earnings call via teleconference or to participate in the live Q&A session, participants should register at the following link to receive an email containing the dial-in number and unique passcode.

Participant Teleconference Registration Link:
https://register.vevent.com/register/BI47a9ba4dc5d447beaa5bc95a16d50cab

Audio Replay:	For those unable to participate in the live call, a replay of the webcast will be available in the Investor Relations section of the Company's website.

About Globalstar, Inc.
Globalstar empowers its customers to connect, transmit and communicate in smarter ways – easily, quickly, securely, and affordably – offering reliable satellite and terrestrial connectivity services as an international telecom infrastructure provider. The Company’s LEO satellite constellation assures secure data transmission for connecting and protecting assets, delivering key operational data, and saving lives – from any location – for consumers, businesses, and government agencies across the globe. Globalstar’s terrestrial spectrum, Band 53/n53, offers carriers, cable companies, and system integrators a versatile, fully licensed channel with a growing ecosystem to improve customer wireless connectivity. In addition to SPOT GPS messengers, Globalstar offers next-generation IoT hardware and software products for efficiently tracking and monitoring assets, processing smart data at the edge, and managing analytics with cloud-based telematics solutions to drive safety, productivity, and profitability.

Note that all SPOT products described in this press release are the products of SPOT LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information, visit www.globalstar.com.

Investor Contact Information:
Email: investorrelations@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to the pursuit of terrestrial spectrum authorities globally, future increases in our revenue and profitability, the impact on our business due to unexpected events such as the COVID-19 coronavirus, our ability to meet our obligations under, and profit from, the Service Agreements, and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are believed to be accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenue:
Service revenue	$36,375	$29,913	$132,068	$106,464
Subscriber equipment sales	4,931	4,562	16,436	17,833
Total revenue	41,306	34,475	148,504	124,297
Operating expenses:
Cost of services (exclusive of depreciation, amortization and accretion shown separately below)	10,587	9,524	43,370	37,372
Cost of subscriber equipment sales	3,944	3,731	13,097	13,587
Cost of subscriber equipment sales - reduction in the value of inventory	—	151	8,553	1,004
Marketing, general and administrative	14,362	12,384	44,103	41,358
Reduction in the value of long-lived assets	—	—	166,526	242
Depreciation, amortization and accretion	21,733	24,206	93,884	96,237
Total operating expenses	50,626	49,996	369,533	189,800
Loss from operations	(9,320)	(15,521)	(221,029)	(65,503)
Other (expense) income:
Gain on extinguishment of debt	2,790	1,263	2,790	3,098
Interest income and expense, net of amounts capitalized	(5,868)	(9,778)	(30,168)	(43,536)
Derivative gain (loss)	261	1,167	(805)	(1,043)
Foreign currency gain (loss)	6,705	(1,666)	(6,592)	(6,308)
Pension settlement loss	—	—	(1,501)	—
Other	119	(39)	463	368
Total other (expense) income:	4,007	(9,053)	(35,813)	(47,421)
Loss before income taxes	(5,313)	(24,574)	(256,842)	(112,924)
Income tax expense (benefit)	22	(616)	73	(299)
Net loss	$(5,335)	$(23,958)	$(256,915)	$(112,625)

Net loss attributable to common shareholders	$(6,672)	$(23,958)	$(258,252)	$(112,625)
Loss per common share:
Basic	$0.00	$(0.01)	$(0.14)	$(0.06)
Diluted	$0.00	(0.01)	(0.14)	(0.06)

Weighted-average shares outstanding:
Basic	1,805,162	1,794,149	1,800,825	1,765,139
Diluted	1,805,162	1,794,149	1,800,825	1,765,139

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net loss	$(5,335)	$(23,958)	$(256,915)	$(112,625)

Interest income and expense, net	5,868	9,778	30,168	43,536
Derivative (gain) loss	(261)	(1,167)	805	1,043
Income tax expense (benefit)	22	(616)	73	(299)
Depreciation, amortization, and accretion	21,733	24,206	93,884	96,237
EBITDA	22,027	8,243	(131,985)	27,892

Non-cash reduction in the value of inventory	—	151	—	1,004
Non-cash reduction in the value of long-lived assets	—	—	—	242
Non-cash reduction in the value of assets following change in strategy	—	—	175,079	—
Non-cash compensation	6,180	3,544	10,754	6,729
Foreign exchange (gain) loss and other	(6,824)	1,706	6,129	5,942
Gain on extinguishment of debt	(2,790)	(1,263)	(2,790)	(3,098)
Non-cash consideration, net, associated with wholesale capacity contract (2)	(292)	—	(292)	—
Non-cash shareholder litigation cost recovery	—	—	(1,000)	—
Non-cash settlement of pension plan	—	—	1,501	—
Adjusted EBITDA (1)	$18,301	$12,381	$57,396	$38,711

(1)	EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses, and certain other non-cash or non-recurring charges as applicable. Management uses Adjusted EBITDA in order to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance.

(2)	Includes significant financing component associated with prepayments made by the customer under the Service Agreements recorded as deferred revenue as well as a reduction to revenue associated with the non-cash fair value associated with consideration paid to the customer under the Service Agreements in the form of warrants.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2022		2021		2022		2021
	Service	Equipment	Service	Equipment	Service	Equipment	Service	Equipment
Revenue
Subscriber
Duplex	$7,119	$31	$7,667	$122	$29,222	$319	$31,197	$1,011
SPOT	11,126	1,181	12,044	2,663	45,670	5,888	46,040	9,427
Commercial IoT	5,135	3,705	4,508	1,717	19,516	10,132	17,951	7,169
Wholesale capacity	12,273	—	4,946	—	34,913	—	8,945	—
Engineering and Other	722	14	748	60	2,747	97	2,331	226
	$36,375	$4,931	$29,913	$4,562	$132,068	$16,436	$106,464	$17,833

Average Subscribers
Duplex	38,822		44,879		40,913		45,789
SPOT	271,658		275,451		272,088		268,735
Commercial IoT	454,805		417,277		442,060		414,689
Other	417		26,117		13,330		26,864

ARPU (1)
Duplex	$61.13		$56.95		$59.52		$56.78
SPOT	13.65		14.57		13.99		14.28
Commercial IoT	3.76		3.60		3.68		3.61

(1)
Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.